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PRESS RELEASE                                Tuesday, January 27, 2004


BOSTONFED BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS, THE DECLARATION OF A DIVIDEND OF $.16 PER SHARE AND THE ANNUAL MEETING DATE.

Burlington, Mass.- BostonFed Bancorp, Inc. (AMEX: BFD) (the "Company"), the parent of Boston Federal Savings Bank (the "Bank"), a federally-chartered stock savings bank, announced fourth quarter net income of $1.9 million or $0.43 basic and $0.41 diluted earnings per share, compared to net income of $1.3 million or $0.30 basic and $0.28 diluted earnings per share for the fourth quarter of 2002. The improved net income was due primarily to a $1.4 million (approximately $800,000 net of tax) recovery of a portion of the valuation allowance for originated mortgage servicing rights ("OMSR").

For the year ended December 31, 2003, net income was $3.3 million or $0.75 basic and $0.71 diluted earnings per share, compared to $2.4 million or $0.54 basic and $0.51 diluted earnings per share for the year ended December 31, 2002. Net income for 2003 was approximately $900,000 higher than 2002 despite being negatively impacted by net interest income contraction (due to margin compression), an incremental loan loss provision of $2.0 million, continued write-downs of OMSRs due to rapid serviced loan prepayments, lower gain on sale of loans and the settlement with the Massachusetts Department of Revenue ("Mass. DOR") for $1.8 million for additional state taxes and interest applicable to the real estate investment trust ("REIT"). The year ended December 31, 2002 was negatively impacted by a goodwill impairment charge of $7.0 million, OMSR write-downs and the settlement of two legal disputes for a combined total of approximately $1.3 million.

The Company announced today that its ninth Annual Meeting of Stockholders will be held on April 28, 2004 at 2:00 p.m., Eastern Daylight Time, at the Burlington Marriott Hotel, 1 Mall Road, Burlington, Massachusetts. The Board of Directors set the record date for shareholders entitled to vote at the Annual Meeting as March 5, 2004. The Company intends to mail its proxy solicitation materials on or about March 29, 2003.

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share. The dividend is payable on or about February 19, 2004, to shareholders of record at the close of business on February 5, 2004.

Net interest income increased to $9.7 million in the current quarter from $9.1 million for the fourth quarter of 2002 due to increased average interest-earning assets. The net interest margin of 2.44% for the current quarter was 13 basis points lower than the 2.57% net interest margin for the comparable quarter last year. The lowest interest rates in decades have precipitated high levels of loan prepayments, which combined with reinvestment in lower yielding loans and investment securities, as well as diminishing opportunities to continue lowering interest rates on core deposits, which are already earning historically low interest rates, have caused significant pressure on the net interest margin. The current quarter's net interest margin, however, increased by 5 basis points on a linked-quarter basis (September 30, 2003). For the year ended December 31, 2003, the net interest income was $35.9 million, compared to $37.5 million for the prior year. The primary reason for the decline was a lower net interest margin of 2.47%, which was 24 basis points lower than the prior year's 2.71% net interest margin.

The provision for loan losses was $450,000 for the quarter ended December 31, 2003, compared to $500,000 for the comparable quarter last year. For the year ended December 31, 2003, the provision for loan losses was $3.4 million, compared to $1.4 million for the year ended December 31, 2002. The 2003 provision was higher primarily due to the replenishment to the allowance for loan losses ("ALL") in the second quarter of 2003, necessitated by a $1.6 million charge-off during that quarter. At December 31, 2003, the Company's non-performing assets totaled $6.5 million, or 0.38% of total assets, compared to the December 31, 2002 balance of $6.5 million, or 0.43% of total assets. The allowance for loan losses was $13.9 million at December 31, 2003, compared to $12.7 million at December 31, 2002. These amounts represent 296% of non-performing loans and 1.13% as a percent of loans at December 31, 2003, compared to 230% and 1.13%, respectively, at December 31, 2002.

Total non-interest income increased to $4.5 million for the quarter ended December 31, 2003, compared to $3.6 million for the quarter ended December 31, 2002, due primarily to improvement in the loan processing and servicing fees. Loan processing and servicing fees were $927,000 for the quarter ended December 31, 2003, compared to a negative $2.1 million

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for the comparable quarter in the prior year. Higher mortgage interest rates at
December 31, 2003, compared to September 30, 2003, caused estimated mortgage pre-payment speeds to decline during the current quarter, thereby allowing the Company to recover approximately $1.4 million of its $1.9 million valuation allowance on its OMSRs. On a year to date basis, loan processing and servicing fees were a negative $1.9 million, compared to a negative $4.0 million for the last year to date. The primary reason for the improvement in the current year was due to the $2.6 million recovery of the OMSR valuation allowance during the last two quarters of 2003. The OMSR valuation allowance was approximately $500,000 at December 31, 2003. With the most recent adjustment, the OMSR balance of $7.1 million, net of valuation allowance, represents approximately 73 basis points of the $976.6 million of loans serviced for others.

Gain on sale of loans amounted to $1.7 million for the quarter ended December 31, 2003, compared to $4.1 million for the quarter ended December 31, 2002. Rising mortgage interest rates during the fourth quarter of 2003 precipitated a marked decline in mortgage refinancings. The lower volumes of mortgage closings reduced the number of loans available for sale, thereby causing a lower gain on sale in the current quarter compared to the fourth quarter of 2002 when mortgage refinancings were proceeding at historically high levels. For the year ended December 31, 2003, gain on sale of loans was $10.5 million, compared to $12.7 million for the year ended December 31, 2002. Although total mortgage originations of $1.3 billion during the year ended December 31, 2003 were higher than the $1.2 billion for the prior year, a greater amount of the current year production was placed in portfolio. Included in the above gain on sale of loans were gains on sale of loans at the Bank's subsidiary, Forward Financial Company, which amounted to $576,000 and $617,000 for the quarters ended December 31, 2003 and 2002, respectively. For the years ended December 31, 2003 and 2002, gain on sale of loans at Forward Financial Company were $3.5 million and $4.0 million, respectively. These volumes reflect the continuing recessionary levels of activity in the manufactured housing market.

Deposit service fees increased to $898,000 in the current quarter, compared to $844,000 in the quarter ended December 31, 2002. For the years ended December 31, 2003 and 2002, deposit service fees were $3.6 million and $3.0 million, respectively. The increase was primarily due to increases in fees and higher levels of deposit account services activity. Gain on sale of investments was $268,000 in the current quarter, compared to $26,000 for the quarter ended December 31, 2002, as the Company sold some of its investment securities and a portion of a mutual fund for a net gain. For the years ended December 31, 2003 and 2002, gain on sale of investment securities were $275,000 and $387,000, respectively. The prior year gains were primarily the result of the Company's sale of investments in equity securities.

Total non-interest expense was $10.4 million for the quarter ended December 31, 2003, compared to $10.1 million for the prior year quarter. The current year quarter includes $208,000 in amortization of core deposit intangibles ("CDI") related to the acquisition and assumption of Encore Bank's seven Boston area branches (the "branch acquisition"). Non-interest expense for the years ended December 31, 2003 and 2002 were $40.2 million and $47.3 million, respectively. Data processing expense increased by $241,000, primarily due to the branch acquisition. Advertising expense increased to $386,000 in the current quarter from $279,000 in the prior year comparable quarter due to a more focused branding program for the Company's Bank. For the year ended December 31, 2003, advertising expense totaled $1.5 million, compared to $1.1 million for the prior year. The increase was also due to the recent expenditures for the branding program. The current year non-interest expense also includes the CDI amortization mentioned above. Non-interest expenses were higher in the prior year primarily due to the $7.0 million goodwill impairment and $1.3 million for legal settlements.

Compensation and benefits were $6.4 million in the current quarter, compared to $6.1 million for the prior year fourth quarter. For the year ended December 31, 2003, compensation and benefits increased by 1.5% to $24.3 million. The increase includes compensation and benefits for the staff hired with the branch acquisition and increased defined benefit pension fund expenses. The pension plan expense for the current year was $1.4 million, compared to $530,000 for the year ended December 31, 2002. Prior to July 1, 2002, the pension plan's sponsor had been in an over-funded status. These increases were partially offset by a decline in the Employee Stock Ownership Plan expense, which was approximately $1.0 million for the year ended December 31, 2003, compared to approximately $1.5 million for the prior year.

Income tax expense for the quarter ended December 31, 2003, was $1.4 million, for an effective tax rate of 42.0%, compared to $812,000, for an effective tax expense of 38.2% for the quarter ending December 31, 2002. Income tax expense for the year ended December 31, 2003 was $4.4 million, for an effective tax rate of 57.2% due primarily to the REIT settlement for current and retroactive income taxes with the Mass. Department of Revenue in June of this year. Excluding the effects of the REIT settlement, the effective tax rate for the year ended December 31, 2003, was 41.7%. Income tax expense was $1.4 million, for an effective tax rate of 36.7% for the year ended December 31, 2002, a lower rate due to the impact of the REITs that were then in effect.
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Total assets at December 31, 2003, were $1.7 billion, compared to $1.5 billion at December 31, 2002, an increase of $168.9 million. Loans, net of allowance for loan losses increased by $126.7 million to a new record level of $1.2 billion at December 31, 2003 from $1.1 billion at December 31, 2002 as the Company retained a larger portion of its loan production for portfolio purposes. Additionally, the Company securitized and retained a portion of its loan production in the form of mortgage-backed securities held to maturity, which increased by $120.2 million from $25.4 million at December 31, 2002 to a balance of $145.7 million at December 31, 2003. Somewhat offsetting these increases were lower balances in cash and cash equivalents, which declined by $40.6 million from a balance of $74.7 million at December 31, 2002 to $34.0 million at December 31, 2003 due primarily to a reduction in Federal Home Loan Bank ("FHLB") Overnight Deposits. Additionally, mortgage-backed securities available for sale declined by $30.8 million to a balance of $83.8 million at December 31, 2003, due to rapid prepayments of collateralized mortgage-backed securities ("CMOs") and the sale of investment securities and a portion of a mutual fund. Loans held for sale declined by $18.9 million to a balance of $12.8 million at December 31, 2003 as a smaller portion of loan production was earmarked for sale during the recent quarter.

Deposit accounts were $1.2 billion on December 31, 2003, an increase of $228.3 million from the $960.3 million balance at December 31, 2002, due primarily to the assumption of deposits from the branch acquisition. Wholesale-brokered certificates of deposit, included in deposit accounts, were $117.8 million at December 31, 2003, reflecting a decline of $14.9 million from the $132.7 million balance at December 31, 2002.

FHLB advances declined by $60.9 million to $365.7 million at December 31, 2003, compared to $426.6 million at December 31, 2002. Maturing FHLB advances were repaid from the funds acquired from the branch acquisition in October 2003.

Total stockholders' equity was $94.6 million at December 31, 2003, compared to $93.0 million at December 31, 2002. On a per share basis, the book value was $21.07 at December 31, 2003, compared to $21.17 at December 31, 2002. The stockholders' equity to total assets ratio of the Company was 5.6% at December 31, 2003, and 6.1% at December 31, 2002.

The Company did not repurchase any stock under its 10th stock repurchase program during the quarter as its capital needs increased as a result of the branch acquisition. The Company will not resume its repurchase program until such time as its capital levels return to more normalized levels. As of December 31, 2003, the Company has acquired 79,067 shares of its outstanding common stock at an average price of $25.85 per share under the existing program and has 143,904 shares remaining to be repurchased under this program. Outstanding shares as of December 31, 2003, were 4,491,796.

This press release may contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for such purpose.

Forward-looking statements are based on certain assumptions and management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, acts of terrorism or war, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396
         John A. Simas, EVP and CFO - 781-221-6307
         FAX: (781) 221-7594
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                            BOSTONFED BANCORP, INC.


Consolidated Balance Sheets                                          December 31,         December 31,
--------------------------------------
                                                                         2003                 2002
                                                                    ---------------       --------------
                                                                    (Dollars In Thousands, Except Per Share Amounts)
                                                                                     (Unaudited)
Assets
--------------
Cash and cash equivalents                                         $         34,045      $        74,672
Investment securities available for sale                                   102,647              112,888
Investment securities held to maturity                                       2,025                2,524
Mortgage-backed securities available for sale                               83,752              114,515
Mortgage-backed securities held to maturity                                145,674               25,429
Loans held for sale                                                         12,751               31,614
Loans, net of allowance for loan losses                                  1,198,019            1,071,356
Accrued interest receivable                                                  6,129                6,470
Stock in FHLB of Boston & Federal Reserve Bank                              28,483               24,552
Bank-owned life insurance                                                   25,549               24,316
Premises and equipment, net                                                 19,539               10,133
Goodwill/core deposit intangible                                            17,536               10,776
Real estate owned                                                            1,782                    0
Other assets                                                                17,581               17,357
                                                                    ---------------       --------------
              Total assets                                        $      1,695,512      $     1,526,602
                                                                    ===============       ==============
Liabilities and Stockholders' Equity
---------------------------------------------------
Liabilities:
  Deposit accounts                                                $      1,188,548      $       960,278
  Federal Home Loan Bank advances & other borrowings                       398,653              459,550
  Advance payments by borrowers for taxes and insurance                      2,819                2,317
  Other liabilities                                                         10,843               11,484
                                                                    ---------------       --------------
              Total liabilities                                          1,600,863            1,433,629
                                                                    ---------------       --------------
Stockholders' equity:
  Common stock and additional paid- in- capital                             70,207               69,333
  Retained earnings                                                         64,684               64,242
  Accumulated other comprehensive income                                       395                1,096
  Less Treasury Stock                                                      (40,637)             (41,698)
                                                                    ---------------       --------------
              Total stockholders' equity                                    94,649               92,973
                                                                    ---------------       --------------
              Total liabilities and stockholders' equity          $      1,695,512      $     1,526,602
                                                                    ===============       ==============

Selected Financial Highlights --      (At End of Period)
---------------------------------------------------------------
  Total stockholders' equity to total assets                                   5.6%                 6.1%
  Market value per share                                          $          34.90       $        26.70
  Book value per common share                                     $          21.07       $        21.17
  Number of shares outstanding                                           4,491,796            4,425,348
  Non-performing loans                                            $          4,688       $        5,497
  Real estate owned and other repossessed assets                  $          1,782       $        1,026
  Total non-performing assets                                     $          6,470       $        6,523
  Total non-performing assets as a percent of
      total assets                                                           0.38%                 0.43%
  Allowance for loan losses                                       $         13,874       $       12,656
  Allowance for loan losses as a percent of
      non-performing loans                                                  295.95%              230.23%
  Allowance for loan losses as a percent of
      non-performing assets                                                 214.44%              194.02%
  Allowance for loan losses as a percent of loans                             1.13%                1.13%
  Total loans serviced for others                                $         976,603       $    1,084,797



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                            BOSTONFED BANCORP, INC.

Consolidated Statements of Income
------------------------------------------------

                                                        Three Months Ended           Twelve Months Ended
                                                           December 31,                  December 31,
                                                -----------------------------    ----------------------------
                                                    2003            2002             2003           2002
                                                    ----            ----             ----           ----
                                                            (Dollars In Thousands, Except Per Share Amounts)

                                                                            (Unaudited)

Interest income:
  Loans                                       $       16,359    $     17,689     $     64,788   $     73,418
  Mortgage-backed securities                           2,009           1,603            6,505          7,904
  Investment securities                                1,122           1,260            4,357          4,281
                                                -------------   -------------    -------------  -------------
    Total interest income                             19,490          20,552           75,650         85,603
                                                -------------   -------------    -------------  -------------
Interest expense:
  Deposit accounts                                     5,121           5,404           19,476         22,341
  Borrowed funds                                       3,795           5,114           16,745         22,219
  Corporation obligated mandatorily redeemable
    capital securities distributions                     880             887            3,522          3,529
                                                -------------   -------------    -------------  -------------
    Total interest expense                             9,796          11,405           39,743         48,089
                                                -------------   -------------    -------------  -------------
Net interest income                                    9,694           9,147           35,907         37,514
Provision for loan losses                                450             500            3,350          1,350
                                                -------------   -------------    -------------  -------------
 Net interest income after provision for loan
 losses                                                9,244           8,647           32,557         36,164
Non-interest income:
  Deposit service fees                                   898             844            3,626          3,038
  Loan processing and servicing fees                     927          (2,112)          (1,942)        (3,989)
  Gain on sale of loans                                1,691           4,064           10,470         12,657
  Income from bank owned life insurance                  301             322            1,232          1,238
  Gain on sale of investments                            268              26              275            387
  Other                                                  430             407            1,673          1,560
                                                -------------   -------------    -------------  -------------
    Total non-interest income                          4,515           3,551           15,334         14,891
                                                -------------   -------------    -------------  -------------
Non-interest expense:
  Compensation and benefits                            6,372           6,097           24,307         23,940
  Occupancy and equipment                              1,175           1,231            4,859          4,883
  Data processing                                        496             436            2,016          1,775
  Advertising expense                                    386             279            1,526          1,141
  Deposit insurance premiums                              45              34              173            159
  Amortization of core deposit intangible/
    impairment                                           208               0              208          7,000
  Legal settlements                                        0               0                0          1,250
  Other                                                1,757           1,996            7,088          7,132
                                                -------------   -------------    -------------  -------------
    Total non-interest expense                        10,439          10,073           40,177         47,280
                                                -------------   -------------    -------------  -------------
Income before income taxes                             3,320           2,125            7,714          3,775
Income tax expense                                     1,395             812            4,415          1,387
                                                -------------   -------------    -------------  -------------
Net income                                    $        1,925    $      1,313     $      3,299   $      2,388
                                                =============   =============    =============  =============

Selected Financial Highlights--
--------------------------------------
   (For the periods ending)
  Basic earnings per share                    $        0.43     $      0.30      $      0.75    $      0.54
  Diluted earnings per share                  $        0.41     $      0.28      $      0.71    $      0.51
  Weighted average number of shares
    outstanding:
    Basic                                          4,473,277       4,412,965        4,425,331      4,413,319
    Diluted                                        4,717,339       4,675,737        4,636,768      4,676,250
  Return on average assets (annualized)                 0.45%           0.34%            0.21%          0.16%
  Return on average stockholders'
        equity (annualized)                             8.11%           5.50%            3.51%          2.44%
  Net interest rate spread (annualized)                 2.31%           2.33%            2.27%          2.44%
  Net interest margin (annualized)                      2.44%           2.57%            2.47%          2.71%
  Mortgage loan originations
      (Dollars in Thousands)                  $      223,003     $   382,778     $  1,335,546   $  1,205,758

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